EXHIBIT 99.1

Team, Inc. Reports Higher 2nd Qtr Earnings and Raises Full Year Guidance

ALVIN, Texas, Jan. 4, 2011 (GLOBE NEWSWIRE) -- Team, Inc., (Nasdaq:TISI) today reported second quarter revenues of $133.1 million, an increase of $9.8 million or 8% compared to the second quarter of last year. Net income available to common shareholders for the second quarter was $8.1 million ($0.41 per diluted share). Adjusted net income available to common shareholders, a non-GAAP measure defined in the table below, was $8.4 million ($0.43 per diluted share) in the current quarter versus $6.6 million ($0.34 per diluted share) in the prior year quarter, a 28% improvement.

Revenues for the six months ended November 30, 2010 were $237.6 million, an increase of $13.4 million, or 6% compared to the same prior year period. Net income available to common shareholders for the current year six-month period was $11.9 million ($0.60 per diluted share). Adjusted net income available to common shareholders was $12.2 million ($0.62 per diluted share) in the current year six month period versus $8.4 million ($0.43 per diluted share) in the prior year period, a 46% improvement.

Second Quarter Highlights

  Acquisition of Quest Integrity Group (effective 11/3/2010)
  Total current consideration of $44 million ($39.1 million in cash, $2.3 million of debt assumed, and $2.6 million valuation of restricted common stock issued).
  Estimated fair value of non-controlling interest (expected to be acquired in 2015) of $4.9 million.
  Quest Integrity contributed $1.6 million to TCM division revenues in the quarter (one month of operations).
  Quarterly Operating Highlights (excluding non-routine charges)
  7% organic revenue growth versus the prior year quarter.
  10.9% operating profit margin versus 9.3% in the prior year quarter.

              -- Gross margins as a percent of revenue improved to 32.9% in the current year quarter compared to 32.0% in the prior year quarter.

              -- SG&A as a percent of revenues declined to 22.2% of revenues in the current year quarter versus 22.9% in the prior year quarter.

  Operating leverage (defined as the change in operating income divided by the change in revenue) of 30% in the current year quarter.

"We are pleased with our performance this quarter. Both our improving revenue growth performance and the operating leverage achieved from this growth are noteworthy," said Phil Hawk, Team's Chairman and Chief Executive Officer. "Looking ahead, we remain cautiously optimistic that we will continue to build on the positive momentum generated in the first half of our fiscal year."

Team Raises Full Year Guidance

Team is raising its full year earnings guidance by $0.10 per share to $1.10 to $1.25 per fully diluted share for fiscal year 2011. Earnings guidance is based on the expectation that revenues in the second half of the year will be approximately consistent with the first half of the year and Quest Integrity will have a generally neutral effect on earnings throughout the remainder of this year.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, January 5, 2011 at 8:00 a.m. Central Time (9:00 a.m. Eastern). Individuals wishing to participate in the conference call by phone may call 877-615-4339 and use passcode 8428986 when prompted. The call will be broadcast over the Web and can be accessed on Team's website, www.teamindustrialservices.com.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty services required in managing, maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the world. Team's common stock is traded on the NASDAQ Global Select Market under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K for the year ended May 31, 2010 and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended November 30,		Six Months Ended November 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$ 133,131	$ 123,292	$ 237,642	$ 224,229
Operating expenses	89,387	83,844	162,352	155,347
Gross margin	43,744	39,448	75,290	68,882

Selling, general and administrative expenses	30,240	29,403	55,353	56,432
Earnings from unconsolidated affiliates	327	232	635	491
Operating income	13,831	10,277	20,572	12,941

Interest expense, net	407	710	846	1,530
Foreign currency (gain) loss	30	(13)	(11)	(28)
Earnings before income taxes	13,394	9,580	19,737	11,439

Provision for income taxes	5,358	3,739	7,895	4,473
Net income	8,036	5,841	11,842	6,966

Less: Losses attributable to non-controlling interest	25	--	25	--
Net income available to common shareholders	$ 8,061	$ 5,841	$ 11,867	$ 6,966

Earnings per common share:
Basic	$ 0.42	$ 0.31	$ 0.62	$ 0.37
Diluted	$ 0.41	$ 0.30	$ 0.60	$ 0.36

Continuing operations data:

Revenues comprised of:
TCM Division	$ 73,164	$ 71,322	$ 132,531	$ 128,626
TMS Division	59,967	51,970	105,111	95,603
	$ 133,131	$ 123,292	$ 237,642	$ 224,229

Gross margin comprised of:
TCM Division	$ 23,168	$ 22,319	$ 40,730	$ 38,800
TMS Division	20,576	17,129	34,560	30,082
	$ 43,744	$ 39,448	$ 75,290	$ 68,882

Operating income comprised of:
Industrial services	$ 18,604	$ 16,162	$ 29,540	$ 24,489
Earnings from unconsolidated affiliates	327	232	635	491
Corporate	(5,100)	(6,117)	(9,603)	(12,039)
	$ 13,831	$ 10,277	$ 20,572	$ 12,941

Net income available to shareholders	$ 8,061	$ 5,841	$ 11,867	$ 6,966
Less: non-routine investigation costs*	--	1,204	--	2,306
Less: non-routine acquisition costs*	632	--	632	--
Tax impact of non-routine costs	(253)	(470)	(253)	(902)
Adjusted net income available to shareholders	$ 8,440	$ 6,575	$ 12,246	$ 8,370

*Adjusted net income available to shareholders excludes non-routine charges included in SG&A expense of $0.6 million associated with the Quest Integrity acquisition in the current year quarter and $1.2 million associated with a previously disclosed investigation in the prior year quarter.

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
NOVEMBER 30, 2010 AND MAY 31, 2010
(in thousands)

	November 30, 2010	May 31, 2010
	(unaudited)

Current assets	$ 156,388	$ 150,345

Property, plant and equipment, net	56,387	55,229

Other non-current assets	106,269	59,415

Total assets	$ 319,044	$ 264,989

Current liabilities	$ 45,338	$ 43,002

Long term debt net of current maturities	77,373	47,848

Other non-current liabilities	7,349	8,947

Stockholders' equity	188,984	165,192

Total liabilities and stockholders' equity	$ 319,044	$ 264,989
CONTACT:  Team, Inc.
          Ted W. Owen
          (281) 331-6154